Exhibit 10.19

Execution Version

ACKNOWLEDGMENT, RELEASE AND INDEMNIFICATION AGREEMENT

This ACKNOWLEDGEMENT, RELEASE AND INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of the          day of November 2012, effective as of December 21, 2011 by and among RPM Energy Management LLC (“RPM”), Kohlberg Kravis Roberts & Co. L.P. (“KKR”), and Samson Resources Corporation (“Samson”).

WHEREAS, employees of RPM acted as consultants and advisors to Samson in connection with the provision of diligence and consulting services relating to the acquisition by Samson of Samson Investment Company (“SIC”) and its subsidiaries (the “Transaction”) and assisted Samson with optimizing and implementing the business and operating plan of Samson, SIC and their respective subsidiaries during the 100-day transitional period following the consummation of the Transaction (the “Services”);

WHEREAS, KKR and RPM entered into that certain engagement letter agreement dated as of December 21, 2011 (the “Engagement Letter”), under which RPM agreed, on behalf of itself and its employees, to provide the Services to KKR and Samson relating to the Transaction (the “Engagement”), in consideration for a cash payment and the issuance to RPM of options to purchase 1,200,000 shares of the common stock of Samson at a strike price of $5.00 (the “Options”);

WHEREAS, pursuant to Section 2.8 of the Interim Investors Agreement, dated November 22, 2011, among Samson, Affiliates of KKR, ITOCHU Corporation, Crestview Partners II, L.P. and Natural Gas Partners IX, L.P., the parties thereto agreed that upon consummation of the Transaction, Samson would bear all costs and expenses of the investors in the Transaction, and therefore upon such consummation Samson made the cash payment to RPM required pursuant to the Engagement Letter and assumed the obligation to issue the Options to RPM pursuant to the Engagement Letter;

WHEREAS, the parties hereto intend to acknowledge and agree that the obligation to issue the Options was effectively transferred to Samson upon consummation of the Transaction and that, to the extent Samson issues the Options to those employees of RPM that acted as consultants and advisors to Samson in connection with consummation of the Transaction, such issuance shall thereby discharge and release any obligation Samson previously had to issue such Options to RPM; and

WHEREAS, the parties hereto intend to amend the terms of the Engagement Letter as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assumption. The parties hereto hereby acknowledge and agree that with effect from consummation of the Transaction, which consummation occurred on December 21, 2011, Samson assumed all obligations of KKR set forth in the Engagement Letter and in all respects replaced KKR as the party required to perform obligations as counterparty to RPM pursuant to the terms thereof. RPM and Samson hereby expressly acknowledge and agree that KKR is forever and irrevocably released from any obligation it has, previously had, or may in the future have, in respect of such obligations set forth in the Engagement Letter.

2. Options Issuance. The parties hereto hereby acknowledge and agree that, pursuant to the terms of the Engagement Letter, Samson currently intends, subject to the final approval of the board of directors of Samson, to issue the Options to the employees of RPM that acted as consultants and advisors to Samson in connection with the consummation of the Transaction.

3. Release. RPM hereby expressly acknowledges and agrees that upon consummation of the issuance of the Options to such employees of RPM, Samson’s obligation to issue the Options to RPM pursuant to the Engagement Letter shall be discharged, and forever and irrevocably released, and Samson shall not have any further obligations to issue the Options pursuant to the terms of the Engagement Letter or otherwise.

4. [Section Intentionally Omitted].

5. Conflicts. To the extent any terms or provisions are inconsistent between this Agreement and the underlying equity agreements relating to the Options, excluding the Engagement Letter (the “Equity Agreements”), the terms and provisions of the Equity Agreements shall control.

6. Indemnification.

(a) To the fullest extent permitted by law, neither RPM nor any of its Affiliates, nor the officers, directors, employees, partners, stockholders, members or agents of any of the foregoing, nor Brian Telesmanich or Meagan Gleanney, shall be liable to Samson or its Affiliates for any losses sustained or liabilities incurred as a result of any act or omission taken or suffered by RPM or any such other Person in performing the Services (including any liability for any acts or omissions of its Affiliates) to the extent (i) the act or failure to act of RPM or such other Person was in good faith and in a manner it believed to be in, or not contrary to, the best interests of Samson and its Affiliates, and (ii) the conduct of RPM or such other Person did not constitute Malfeasance. The termination of an action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption or otherwise constitute evidence that RPM or such other Person is not entitled to exculpation hereunder, provided that a final, non-appealable judgment or order adverse to RPM or such other Person expressly covering the exculpation exceptions set forth in clauses (i) or (ii) above may constitute evidence that RPM or such other Person is not so entitled to exculpation.

(b) Samson hereby agrees to indemnify and hold harmless RPM, each of its Affiliates (and all directors, officers, partners, employees, stockholders, members and agents (to the extent agreed by RPM) of the foregoing), Brian Telesmanich and Meagan Gleanney (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, reasonable expenses of any nature (including reasonable costs of investigation and reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts, of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved as a party or otherwise, and which relate to the Services provided hereunder (each, an “Action”), except to the extent the act or failure to act of the Indemnified Party (A) was not in good faith or not in a manner such Indemnified Party believed to be in, or not contrary to, the best interests of Samson or its Affiliates or (B) constituted Malfeasance, and, provided further, that no Indemnified Party shall be entitled to indemnification pursuant to the terms hereof with respect to any claim or dispute between the parties (or their Affiliates) relating to a breach by such Indemnified Party of the Engagement Letter or this Agreement, any other services agreement between RPM and its Affiliates and Samson and its Affiliates, any non-compete agreement or any other agreement between such Indemnified Party and Samson or their respective Affiliates, or for any breach of any confidentiality obligation to a third party that is not at the express direction of Samson. The termination of an action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnified Party is not entitled to indemnification hereunder, provided that a final, non-appealable judgment or order adverse to the Indemnified Party expressly covering the indemnification exceptions set forth in clauses (A) or (B) above may constitute evidence that the Indemnified Party is not so entitled to indemnification. The Indemnified Party will give Samson prompt written notice of any Action (in no event later than twenty (20) days from the Indemnified Party’s knowledge of such Action), setting forth therein in reasonable detail the basis for such Action (and will provide Samson with available information on the Action and such other information with respect thereto that Samson may reasonably request), and Samson shall have the right to undertake the defense of any Action brought by a third party by counsel chosen by it and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party will reasonably cooperate with Samson in defending such Action. If Samson undertakes such defense in respect of such third party Action, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Samson, it being understood that Samson shall control such defense and any settlement of the Action.

(c) Subject to the provisions of subsection (b) above, reasonable and actual expenses incurred by an Indemnified Party in defending any Action for which indemnification is expressly granted pursuant to this section shall be advanced by Samson prior to any judgment or settlement of such Action (but not during any appeal therefrom) entered by any court of competent jurisdiction which includes a finding that such Indemnified Party’s conduct constituted Malfeasance or was otherwise not entitled to indemnification hereunder in respect thereof, but only if prior to making an advance Samson has received a written commitment by or on behalf of the Indemnified Party to repay such advances to the extent that, and at such time as, it has been determined by a final, non-appealable judgment or settlement entered by any court of competent jurisdiction that (i) the act or failure to act of the Indemnified Party was not in good faith or not in a manner it believed to be in, or not contrary to, the best interests of Samson, or (ii) the Indemnified Party’s conduct constituted Malfeasance.

(d) Notwithstanding anything in this Agreement to the contrary, Samson shall not be liable to any Indemnified Party, and RPM and the other Indemnified Parties shall not be liable to Samson, for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to the Engagement Letter or this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle, and RPM and Samson hereby release each other from liability for any such damages; provided, however, that the foregoing shall not apply to any such damages that Samson, RPM or any other Indemnified Party is required to pay to a third party and that is within the scope of the indemnification provided in Section 5(b) above.

(e) If there is a reasonable probability that an Action brought by a third party may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the absolute right, at its own cost and expense, to defend, compromise or settle such Action; provided, however, that if such Action is settled without Samson’s consent, the Indemnified Party shall be deemed to have waived all rights hereunder against Samson for Liabilities arising out of such Action.

(f) In the event that any employee of RPM engages in Malfeasance, RPM shall, promptly upon senior executives of RPM having knowledge of such Malfeasance, (i) notify Samson and (ii) take appropriate action to discipline such employee and, if requested by Samson and permissible in accordance with applicable law, terminate the employment of such employee, and RPM shall indemnify and reimburse Samson in full in cash for any liabilities, costs, expenses or losses incurred as a result of such Malfeasance in performing the Services, including any cost incurred in the termination of employment and/or discipline of such employee or personnel. For the avoidance of doubt, any amount payable pursuant to this Section 6(f) shall be the sole responsibility of RPM and shall not be charged to, or otherwise subject to reimbursement from, Samson.

(g) The Indemnified Parties shall not be entitled to indemnification pursuant to subsection (b) to the extent that the subject matter of the Action for which indemnification is sought relates to services under or the performance or nonperformance of any act concerning the activities of RPM or any Indemnified Party under any other services agreement (other than the Engagement Letter) between RPM and its Affiliates and Samson and its Affiliates or any other agreement with Samson or any of its Affiliates. This subsection (g) shall not limit, restrict or otherwise affect any Indemnified Party’s right to indemnification pursuant to any other management services agreements or any other agreement with Samson or any of its Affiliates.

7. No Continuing Obligations by RPM. Notwithstanding anything to the contrary contained herein, this Agreement does not impose any obligations on RPM to provide Services to Samson other than the Services which have been fully performed. If any additional services were to be provided by RPM to Samson in the future, such services would be governed by a new agreement between the parties entered into in respect thereto.

For purposes of this Agreement, “Malfeasance” means (i) with respect to RPM, any act or omission by it or its Affiliates (for this purpose only, not including employees, agents and subcontractors of RPM) which constitutes actual fraud, willful misconduct, gross negligence or bad faith in connection with the activities under the Engagement Letter or this Agreement, or any Malfeasance of an employee, agent or subcontractor of RPM or its Affiliates that RPM, after obtaining knowledge of the act or omission, and (ii) with respect to any Person other than RPM or any employee, agent or subcontractor of RPM or its Affiliates, either (a) any act or omission by it which constitutes fraud, willful misconduct, gross negligence or bad faith in connection with the activities of such Person under the Engagement Letter or this Agreement or (b) any act or omission by such Person’s Affiliate which constitutes fraud, willful misconduct, gross negligence or bad faith in connection with the activities under the Engagement Letter or this Agreement that occurred with the knowledge of such Person.

For purposes of this Agreement, “Affiliate” means, in respect of a Person, each entity that, directly or indirectly, controls, is controlled by or is under common control with such Person.

For purposes of this Agreement, “Person” means any individual, general partnership, limited partnership, limited liability company, joint venture, corporation, trust, business trust, cooperative, association, unincorporated organization or other entity.

[The remainder of this page has been intentionally left blank.]

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By: KKR Management Holdings L.P.,
Its General Partner

By: KKR Management Holdings Corp.,
Its General Partner

By:	/s/ Jonathan Smidt
Name: Jonathan Smidt
Title: Member

SAMSON RESOURCES CORPORATION

By:	/s/ Darrell G. Mayfield
Name: Darrell G. Mayfield
Title: Vice President-Human Resources

RPM ENERGY MANAGEMENT LLC

By:	/s/ J. D. Boie
Name: J. D. Boie
Title: Authorized Person

6